Exhibit 23.4


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                    United Waste Systems, Inc.


     We are aware that our report dated October 25, 1995 on our review of interim financial information of PRM Acquired Companies for the three months ended June 30, 1995 and included in the United Waste Systems, Inc. Form 8-K/A Amendment No. 1 to its Form 8-K dated September 19, 1995 (filed on October 4, 1995) is incorporated by reference in this Amendment No. 1 to the United Waste Systems, Inc. registration statement on Form S-3 (Registration No. 333-13111) relating to the registration of 470,985 shares of United Waste Systems, Inc. common stock. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



Coopers & Lybrand L.L.P.

Springfield, Massachusetts
November 7,1996